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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

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Centex Corporation

(Name of Registrant as Specified In Its Charter)

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July 6, 2006
Re: Stockholder Proposal on Majority Voting
Dear Stockholder:
At the Company’s 2006 Annual Meeting of Stockholders, stockholders will vote on a stockholder proposal regarding majority voting in the election of directors (the “Proposal”). For the reasons described in the Proxy Statement we recently mailed to you, the Board of Directors of the Company recommends that stockholders vote AGAINST the Proposal.
The Centex Board is committed to strong corporate governance. Reflecting this commitment, the Board has amended the Company’s Corporate Governance Guidelines to adopt a director resignation policy. The policy is not only a good governance practice, but, in the opinion of the Board, also addresses the concerns underlying the Proposal.
The Board studied the Proposal carefully, but ultimately concluded that the proposed majority vote standard would result in uncertainty in director elections. Given that law and practice in the area of director elections are evolving rapidly, the Board believes it would be premature to introduce an alternative voting system until the issues associated with a majority voting standard have been further clarified.
Our directors have been elected by a strong majority for as long as we can remember. With this strong voting history and a director resignation policy, the Board sees no need to embrace majority voting at this time. If you haven’t already done so, please vote by completing and returning the proxy card included with your proxy materials by mail, telephone or the internet.
Please vote AGAINST the Proposal.
Thank you for your consideration.
Sincerely,
/s/ Timothy R. Eller

Timothy R. Eller
Chairman and Chief Executive Officer
Centex Corporation